Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTELLON CORPORATION

INTELLON CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the name of the Corporation is INTELLON CORPORATION and that the Corporation was originally incorporated on the 10th day of June 2003.

SECOND: That this Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends and restates the Third Amended and Restated Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 242 and 245 of the DGCL.

THIRD: Stockholder approval of this Certificate of Incorporation was given by written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

FOURTH: That the text of the Third Amended and Restated Certificate of Incorporation, as it may heretofore have been amended, is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

I, THE UNDERSIGNED, being a duly authorized officer of the Corporation do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of July, 2007.

/s/ Charles E. Harris
Charles E. Harris
Chairman and Chief Executive Officer

ARTICLE FIRST

The name of the corporation is Intellon Corporation (the “Corporation”).

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 225,041,815 shares, comprised of 135,000,000 shares of common stock, $.0001 par value (the “Common Stock”), and 90,041,815 shares of preferred stock, $.0001 par value (the “Preferred Stock”). A description of the respective classes of stock and a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are set forth below:

PREFERRED STOCK

1. DESIGNATION. Of the 90,041,815 authorized shares of Preferred Stock, (i) 44,912,394 shares are hereby designated “Series A Convertible Preferred Stock” (the “Series A Stock”), (ii) 31,679,522 shares are hereby designated “Series B Convertible Preferred Stock” (the “Series B Stock”) and (iii) 13,449,899 shares are hereby designated “Series C Convertible Preferred Stock” (the “Series C Stock”).

2. RANKING. With respect to rights on liquidation, winding-up and dissolution, the Series C Stock shall rank senior to the Series B Stock, the Series A Stock and the Common Stock and all other classes and series of capital stock of the Corporation, the Series B Stock shall rank junior to the Series C Stock and senior to the Series A Stock and the Common Stock and all other classes and series of capital stock of the Corporation (other than the Series C Stock), and the Series A Stock shall rank junior to the Series C Stock and the Series B Stock, and senior to the Common Stock and all other classes and series of capital stock of the Corporation (other than the Series C Stock and the Series B Stock). With respect to redemption rights, the Series C Stock shall rank senior to the Series B Stock, Series A Stock and all other classes and series of capital stock of the Corporation, the Series B Stock shall rank senior to the Series A Stock and all other classes and series of capital stock of the Corporation (other than the Series C Stock), and the Series A Stock shall rank senior to the Common Stock and all other classes and series of capital stock of the Corporation (other than the Series C Stock and the Series B Stock). With respect to dividend rights, except as specifically provided in the Certificate of Incorporation, the Series A Stock, the Series B Stock and the Series C Stock shall rank equally with each other; provided, that no dividend may be declared and paid on any class or series of capital stock of the Corporation unless the Series A Stock, Series B Stock and the Series C Stock share in such dividend on a pari passu and. if applicable, as converted basis.

3. DIVIDEND RIGHTS.

(a) (x) The holders of the Series A Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board”), or as otherwise set forth herein, out of any funds legally available therefor, dividends payable in cash at the rate per annum of $.06705 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), which dividends shall accrue from day to day, whether or not earned or declared, commencing from the date of issuance of each such share and shall be cumulative (the “Series A Cumulative Dividend”), (y) the holders of the Series B Stock shall be entitled to receive, when, as and if declared by the Board, or as otherwise set forth herein, out of any funds legally available therefor, dividends payable in cash at the rate per annum of $0.07375 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), which dividends shall accrue from day to day, whether or not earned or declared, commencing from the date of issuance of each such share and shall be cumulative (the “Series B Cumulative Dividend”) and (z) the holders of the Series C Stock shall be entitled to receive, when, as and if declared by the Board, or as otherwise set forth herein, out of any funds legally available therefor, dividends payable in cash at the rate per annum of $0.120447 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), which dividends shall accrue from day to day, whether or not earned or declared, commencing from the date of issuance of each such share and shall be cumulative (the “Series C Cumulative Dividend”).

(b) The Series A Cumulative Dividends, the Series B Cumulative Dividends and the Series C Cumulative Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all outstanding shares of Series A Stock, Series B Stock and Series C Stock, respectively, and shall be paid to the holders of Series A Stock, Series B Stock and Series C Stock, based upon amounts (i) equal to the accrued and unpaid Series A Cumulative Dividends with respect to each such share of Series A Stock (ii) equal to the accrued and unpaid Series B Cumulative Dividends with respect to each such share of Series B Stock and (iii) equal to the accrued and unpaid Series C Cumulative Dividends with respect to each such share of Series C Stock, respectively. In addition, the holders of Series A Stock, Series B Stock and Series C Stock,

respectively, shall be entitled to receive, when, as and if declared by the Board, out of any funds legally available therefor, dividends payable at the option of the Board in cash, in additional shares of Series A Stock, shares of Series B Stock, or shares of Series C Stock, respectively, as applicable, or in property; provided, however, the Board shall not declare, pay or set apart for payment any such dividends unless and until it declares and pays or sets apart for payment the entire Series A Cumulative Dividends, Series B Cumulative Dividends and Series C Cumulative Dividends which have accrued to date. All other dividends on shares of Preferred Stock shall not be cumulative and no rights shall accrue to holders of Preferred Stock by reason of the fact that dividends are not declared or paid on the Preferred Stock. Further, all other such dividends on the Series A Stock, Series B Stock and Series C Stock, respectively, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all outstanding shares of Series A Stock, Series B Stock and Series C Stock, respectively, contemporaneously.

(c) No dividends shall be declared by the Board on any shares of Common Stock, or on any other class or series of capital stock other than the Preferred Stock, until the dividends set forth in Section 3(a) have been declared by the Board and paid by the Corporation, and no dividend shall be declared by the Board on any shares of the Common Stock, or on any other class or series of capital stock other than the Preferred Stock, unless the Board shall declare a dividend upon the then outstanding shares of Preferred Stock, payable prior and in preference to the dividend paid on the Common Stock, or on any other class or series of capital stock other than the Preferred Stock, in an amount equal to the amount of dividends per share of Preferred Stock as would have been payable on the largest number of whole shares of Common Stock into which all shares of Preferred Stock held by each holder thereof would be converted if such Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 7 hereof as of the record date for the determination of holders of Common Stock and such other shares of capital stock entitled to receive such dividends. All dividends declared upon the Preferred Stock pursuant to this Section 3(c) shall be declared and paid on a pro rata basis.

4. LIQUIDATION PREFERENCE.

(a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or not (a “Liquidation”).

(i) each holder of Series C Stock shall be entitled to receive for each share of Series C Stock held by such holder, prior and in preference to any distribution or payment that shall be made on the Series B Stock, Series A Stock, Common Stock or any other stock of the Corporation ranking junior to the Series C Stock on Liquidation, an amount equal to $1.6729 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), plus, with respect to each share, an amount equal to all Series C Cumulative Dividends accrued but unpaid thereon (whether or not declared) and to any other dividends declared but unpaid thereon, computed to the date payment thereof is made available (such aggregate payment amount per share, the “Series C Liquidation Preference Payment”):

(ii) each holder of Series B Stock shall be entitled to receive for each share of Series B Stock held by such holder, after payment in full of all Series C Liquidation Preference Payments required pursuant to clause (i) above and prior and in preference to any distribution or payment that shall be made on the Series A Stock, Common Stock or any other stock of the Corporation ranking junior to the Series B Stock on Liquidation, an amount equal to $1.0243 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), plus, with respect to each share, an amount equal to all Series B Cumulative Dividends accrued but unpaid thereon (whether or not declared) and to any other dividends declared but unpaid thereon, computed to the date payment thereof is made available (such aggregate payment amount per share, the “Series B Liquidation Preference Payment”):

(iii) each holder of Series A Stock shall be entitled to receive for each share of Series A Stock held by such holder, after payment in full of all Series C Liquidation Preference Payments and Series B Liquidation Preference Payments required pursuant to clauses (i) and (ii) above and prior and in preference to any distribution or payment that shall be made on the Common Stock or any other stock of the Corporation ranking junior to the Series A Stock on Liquidation, an amount equal to $0.745 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), plus, with respect to each share, an amount equal to all Series A Cumulative Dividends accrued but unpaid thereon (whether or not declared) and to any other dividends declared but unpaid thereon, computed to the date payment thereof is made available (such aggregate payment amount per share, the “Series A Liquidation Preference Payment”); and

(iv) after payment in full of all Series C Liquidation Preference Payments required pursuant to clause (i) above, payment in full of all Series B Liquidation Preference Payments required pursuant to clause (ii) above and payment in full of all Series A Liquidation Preference Payments required pursuant to clause (iii) above, all remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably among (the holders of the Preferred Stock and the Common Stock, pro rata, on an as converted basis. For purposes of this clause (iv), the holders of the Preferred Stock shall be deemed holders of the Common Stock and shall be deemed to hold (A) that number of shares of Common Stock into which such shares of Preferred Stock are then convertible (but including, for these purposes, fractional shares) together with (B) any shares of Common Stock otherwise held by such holder.

(b) If in connection with any Liquidation the assets of the Corporation available for distribution to its stockholders are not sufficient to pay in full all Series C Liquidation Preference Payments required pursuant to Section 4(a)(i) above, then the holders of the Series C Stock shall share ratably in the distribution of assets based upon the amount that would be payable on such distribution if the amounts to which such holders of the outstanding shares of Series C Stock are entitled were paid in full. Further, if in connection with any Liquidation the assets of the Corporation available for distribution to its shareholders (after payment in full of all Series C Liquidation Preference Payments required pursuant to Section 4(a)(i) above) are not sufficient to pay in full all Series B Liquidation Preference Payments required pursuant to Section 4(a)(ii) above, then the holders of the Series B Stock shall share ratably in the distribution of assets based upon the amount that would be payable on such distribution if the amounts to which such holders of the outstanding shares of Series B Stock are entitled were paid in full. Finally, if in connection with any Liquidation the assets of the Corporation available for distribution to its shareholders (after payment in full of all Series C Liquidation Preference Payments and all Series B Liquidation Preference Payments required pursuant to Sections 4(a)(i) and (ii) above) are not sufficient to pay in full all Series A Liquidation Preference Payments required pursuant to Section 4(a)(iii) above, then the holders of the Series A Stock shall share ratably in the distribution of assets based upon the amount that would be payable on such distribution if the amounts to which such holders of the outstanding shares of Series A Stock are entitled were paid in full.

(c) The (i) consolidation or merger of the Corporation into or with any other entity or entities or any other corporate reorganization in which the capital stock of the Corporation immediately prior to such consolidation, merger or reorganization represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (ii) the sale, lease, transfer or exclusive license by the Corporation of all or substantially all its assets or (iii) the sale, exchange or transfer of securities of the Corporation in a single transaction or series of related transactions to which the Corporation is a party, in which the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of less than fifty (50%) percent of the voting stock of the Corporation outstanding immediately following the transaction (unless the holders of a majority of the outstanding shares of Preferred Stock, voting together as a separate class, eject that any of such transactions identified above in this subsection (c) will not be deemed a Liquidation for purposes of this Section 4) shall be deemed to be a “Liquidation” for purposes of this Certificate of Incorporation. Notwithstanding the foregoing, a “Liquidation” shall not include any transaction or series of transactions described in this Section 4(c), and properly approved pursuant to the provisions of this Certificate of Incorporation, principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

(d) The Corporation shall give each holder of Preferred Stock written notice (by registered or certified U.S. mail or by an internationally-recognized overnight courier) of any transaction deemed to be a Liquidation under subsection (c) above not later than 20 days prior to the stockholders’ meeting called or written consent distributed to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after this Corporation has given notice of any material changes provided for herein; provided, however, that, subject to compliance with the applicable law, such periods may be shortened upon the written consent of the holders of a majority, by voting power, of the outstanding shares of Preferred Stock, voting together as a single class.

(e) Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board. The holders of Preferred Stock shall be entitled to receive consideration in the same form and in the same amount per share or shall be given the same choice regarding the form of such consideration as each other holder of the same series of Preferred Stock.

(f) If in connection with any transaction deemed to be a Liquidation under subsection (c) above any holder of Preferred Stock receives a Liquidation payment (whether in cash or in kind) pursuant to the terms of subsection (a) above, any shares of Preferred Stock with respect to which such Liquidation payment has been paid shall be automatically converted to Common Stock at the then Applicable Conversion Price for such respective shares of Preferred Stock.

5. OPTIONAL REDEMPTION.

(a) (i) Commencing on the earlier of (i) December 15, 2010 and (ii) the first date upon which the Corporation redeemed the shares of any series of Preferred Stock other than the Series C Stock pursuant to the provisions of the Certificate of Incorporation (the “Redemption Period Date”), and at any time thereafter, upon written notice from the holders of at least a majority of the Series C Stock outstanding, voting as a single class, given to the Corporation (a “Series C Redemption Trigger Notice”), subject to Section 5(d) of this Article FOURTH, the Corporation shall redeem all of the outstanding shares of Series C Stock in two equal annual cash installments, with one-half of the then outstanding shares of Series C Stock being redeemed on the First Series C Redemption Date (defined below), and the remaining shares of Series C Stock being redeemed on the first anniversary of the First Series C Redemption Date (such first anniversary, the “Second Series C Redemption Date”). After receipt of the Series C Redemption Trigger Notice, the Corporation (i) shall fix the first date for redemption (the “First Series C Redemption Date”), provided that such First Series C Redemption Date shall occur no fewer than fifteen (15) days and no more than forty-five (45) days after the Corporation’s receipt of the Series C Redemption Trigger Notice, and (ii) shall notify each holder of Preferred Stock that a Series C Redemption Trigger Notice has been received by the Corporation. All holders of Series C Stock shall deliver to the Corporation during regular business hours, at the office of the transfer agent of the Corporation for the Series C Stock, if and as applicable, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Series C Stock being redeemed on the First Series C Redemption Date (and the Corporation shall promptly issue to each such holder a new certificate representing the shares of Series C Stock not required to be redeemed on the First Series C Redemption Date) duly endorsed for transfer to the Corporation (if required by it) on or before the First Series C Redemption Date. The First Series C Redemption Date and the Second Series C Redemption Date each may be referred to as a “Series C Redemption Date”.

(ii) Commencing on March 15, 2009 (the “Series B Redemption, Period Date”) and at any time thereafter, upon written notice from the holders of at least 60% of the Series B Stock outstanding, voting as a single class, given to the Corporation (a “Series B Redemption Trigger Notice”), subject to Section 5(d) of this Article FOURTH, the Corporation shall redeem all of the outstanding shares of Series B Stock in two equal annual cash installments, with one-half of the then outstanding shares of Series B Stock being redeemed on the First Series B Redemption Date (defined below), and the remaining shares of Series B Stock being redeemed on the first anniversary of the First Series B Redemption Date (such first anniversary, the “Second Series B Redemption Date”). After receipt of the Series B Redemption Trigger Notice, the Corporation (i) shall fix the first date for redemption (the “First Series B Redemption Date”), provided that such First Series B Redemption Date shall occur no fewer than fifteen (15) days and no more than forty-five (45) days after the Corporation’s receipt of the Series B Redemption Trigger Notice, and (ii) shall notify each holder of Preferred Stock that a Series B Redemption Trigger Notice has been received by the Corporation. All holders of Series B Stock shall deliver to the Corporation during regular business hours, at the office of the transfer agent of the Corporation for the Series B Stock, if and as applicable, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Series B Stock being redeemed on the First Series B Redemption Date (and the Corporation shall promptly issue to each such holder a new certificate representing the shares of Series B Stock not required to be redeemed on the First Series B Redemption Date) duly endorsed for transfer to the Corporation (if required by it) on or before the First Series B Redemption Date. The First Series B Redemption Date and the Second Series B Redemption Date each may be referred to as a “Series B Redemption Date”.

(iii) Commencing on the Series B Redemption Period Date and at anytime thereafter, upon written notice from the holders of at least majority of the Series A Stock, voting as a single class, given to the Corporation (a “Series A Redemption Trigger Notice”), subject to Section 5(d) of this Article FOURTH the Corporation shall redeem all of the outstanding shares of Series A Stock in two equal annual cash installments, with one-half of the then outstanding shares of Series A Stock being redeemed on the First Series A Redemption Date (defined below), and the remaining shares of Series A Stock being redeemed on the first anniversary of the First Series A Redemption Date (such first anniversary, the “Second Series A Redemption Date”). After receipt of the Series A Redemption Trigger Notice, the Corporation (i) shall fix the first date for redemption (the “First Series A Redemption Date”), provided that such First Series A Redemption Date shall occur no fewer than fifteen (15) days and no more than forty-five (45) days after the Corporation’s receipt of the Series A Redemption Trigger Notice, and (ii) shall notify each holder of Series A Stock and Series B Stock that a Series A Redemption Trigger Notice has been received by the Corporation. All holders of Series A Stock shall deliver to the Corporation during regular business hours, at the office of the transfer agent of the Corporation for the Series A Stock, if and as applicable, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Series A Stock being redeemed on the First Series A Redemption Date (and the Corporation shall promptly issue to each such holder a new certificate representing the shares of Series A Stock not required to be redeemed on the First Series A Redemption Date) duly endorsed for transfer to the Corporation (if required by it) on or before the First Series A Redemption Date. The First Series A Redemption Date and the Second Series A Redemption Date each may be referred to as a “Series A Redemption Date”, and each Series C Redemption Date, Series B Redemption Date and Series A Redemption Date may be referred to as a “Redemption Date”).

(b) Each share of Preferred Stock to be redeemed on any applicable Redemption Date shall be redeemed at its Applicable Redemption Price (defined below), with payment thereof to be made in cash in full on the applicable Redemption Date to the holders entitled thereto. The term “Applicable Redemption Price” means (i) with respect to the Series C Stock, an amount per share equal to $1.3383 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), plus, with respect to each share, an amount equal to all Series C Cumulative Dividends accrued but unpaid thereon (whether or not declared) and to any other dividends declared but unpaid thereon, calculated as of the applicable Redemption Date, (ii) with respect to the Series B Stock, an amount per share equal to $0.8194 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), plus, with respect to each share, an amount equal to all Series B Cumulative Dividends accrued but unpaid thereon (whether or not declared) and to any other dividends declared but unpaid thereon, calculated as of the applicable Redemption Date, and (iii) with respect to the Series A Stock, an amount per share equal to $0.745 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), plus, with respect to each share, an amount equal to all Series A Cumulative Dividends accrued but unpaid thereon (whether or not declared) and to any other dividends declared but unpaid thereon, calculated as of the applicable Redemption Date.

(c) (i) At least 20 but not more than 30 days prior to each applicable Redemption Date, the Corporation shall give written notice to each holder of record (as of the close of business on the business day next preceding the day on which such notice is transmitted by the Corporation) of shares of Preferred Stock, notifying such holder of the redemption and specifying (i) the Applicable Redemption Prices to be paid with respect to the shares of Preferred Stock held by such holder, (ii) the total amount to be paid to such holder on each applicable Redemption Date with respect to such holder’s shares, (iii) each applicable Redemption Date and (iv) the place where each such redemption payment shall be made (such notice, a “Redemption Payment Notice”). The Redemption Payment Notice shall be addressed to each holder at such holder’s address as shown by the records of the Corporation and delivered in accordance with the terms of Article Eleventh below. From and after the close of business on each applicable Redemption Date, unless there shall have been a default in the payment of the redemption payments to be made on such applicable Redemption Date, all rights of holders of shares of Preferred Stock (except the right to receive the Applicable Redemption Price with respect to each share to be redeemed) shall cease with respect to such shares to be redeemed on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. On or prior to each applicable Redemption Date, the Corporation shall deposit the Applicable Redemption Price of all shares to be redeemed on such applicable Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such applicable Redemption Date, the Applicable Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(c) remaining unclaimed at the expiration of one (1) year following such applicable Redemption Date shall be returned to the Corporation promptly upon its written request.

(ii) To the extent that the Series C Stock and either or both of the Series B Stock and Series A Stock are called for redemption on the same date (e.g., by giving to the Corporation a Series C Redemption Trigger Notice and a Series A Redemption Trigger Notice and/or a Series B Redemption Trigger Notice on the same date) the Corporation shall redeem the first half of the Series C Stock in full on the First Series C Redemption Date before any payments of the Applicable Redemption Price are made to redeem the first half of the Series A Stock and/or the Series B Stock, and the Corporation shall redeem the second half of the Series C Stock in full on the Second Series C Redemption Date before any payments of the Applicable Redemption Price are made to redeem the second half of the Series A Stock and/or the Series B Stock. Furthermore, to the extent that a Series C Redemption Trigger Notice is received on or prior to the First Series A Redemption Date and/or the First Series B Redemption Date, the same procedure for giving preferential treatment to redemption of the Series C Stock shall apply to the same extent as if the Series C Redemption Trigger Notice and Series A Redemption Trigger Notice and/or Series B Redemption Trigger Notice were given to the Corporation on the same date. To the extent the Corporation receives a Series C Redemption Trigger Notice (x) after it has received the Series A Redemption Trigger Notice and/or Series B Redemption Trigger Notice and (y) after the First Series A Redemption Date and/or First Series B Redemption Date, the Corporation shall redeem in full the first half of the Series C Stock on the First Series C Redemption Date and the second half of the Series C Stock on the Second Series C Redemption Date before any payments of the Applicable Redemption Price not yet made are made to the holders of Series A Stock and/or Series B Stock in order 10 redeem the first half and second half of the Series A Stock and/or Series B Stock, respectively.

(iii) To the extent that both the Series B Stock and Series A Stock are called for redemption on the same date (e.g. by giving to the Corporation a Series B Redemption Trigger Notice and a Series A Redemption Trigger Notice on the same date) the Corporation shall redeem the first half of the Series B Stock in full on the First Series B Redemption Date before any payments of the Applicable Redemption Price are made to redeem the first half of the Series A Stock, and the Corporation shall redeem the second half of the Series B Stock in full on the Second Series B Redemption Date before any payments of the Applicable Redemption Price are made to redeem the second half of the Series A Stock. Furthermore, to the extent that a Series B Redemption Trigger Notice is received on or prior to the First Series A Redemption Date, the same procedure for giving preferential treatment to redemption of the Series B Stock shall apply to the same extent as if the Series B Redemption Trigger Notice and Series A Redemption Trigger Notice were given to the Corporation on the same date. To the extent the Corporation receives a Series B Redemption Trigger Notice (x) after it has received the Series A Redemption Trigger Notice and (y) after the First Series A Redemption Date, the Corporation shall redeem in full the first half of the Series B Stock on the First Series B Redemption Date and the second half of the Series B Stock on the Second Series B Redemption Date before any payments of the Applicable Redemption Price not yet made are made to the holders of Series A Stock in order to redeem the first half and second half of the Series A Stock, respectively.

(iv) Subject to the terms of subprovision (v) below, if the funds of the Corporation legally available for redemption of shares of Preferred Stock on any applicable Redemption Date are insufficient to redeem the total number of outstanding shares of Preferred Stock to be redeemed on such applicable Redemption Date, (v) first, the holders of shares of Series C Stock called for redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares of Series C Stock owned by them on such applicable Redemption Date if all such outstanding Series C Stock shares were redeemed in full, (w) second, to the extent that the Series C Stock called for redemption on such applicable Redemption Date is redeemed in full, but the funds of the Corporation legally available for redemption of shares of Preferred Stock on such applicable Redemption Date are insufficient to redeem the total number of outstanding shares of Series B Stock and/or Series A Stock to be redeemed on such applicable Redemption Date, the holders of Series B Stock called for redemption shall share ratably in any remaining funds legally available for redemption of such Series B Stock shares according to the respective amounts which would be payable with respect to the full number of Series B Stock shares owned by them on such applicable Redemption Date if all such outstanding Series B Stock shares were redeemed in full prior to redemption of any shares of Series A Stock called for redemption on such applicable Redemption Date; provided that if the Series C Stock and only Series A Stock are to be redeemed on the same applicable Redemption Date, the Series A Stock shall be treated for redemption in the same manner as the Series B Stock is treated under this subprovision (w), and (x) third, to the extent that the Series B Stock called for redemption on such applicable Redemption Date is redeemed in full, but the funds of the Corporation legally available for redemption of shares of Preferred Stock on such applicable Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Stock to be redeemed on such applicable Redemption Date, the holders of Series A Stock called for redemption shall share ratably in any remaining funds legally available for redemption of such Series A Stock shares according to the respective amounts which would be payable with respect to the full number of Series A Stock shares owned by them on such applicable Redemption Date if all such outstanding Series A Stock shares were redeemed in full. The shares of Preferred Stock called for redemption in accordance with Section 5(a) but not redeemed shall remain outstanding and entitled to all rights and preferences provided herein; provided, however, that such unredeemed shares shall be entitled to receive interest (in addition to the Series C Cumulative Dividends, Series B Cumulative Dividends or Series A Cumulative Dividends, as applicable) accruing daily with respect to the Applicable Redemption Price at the rate of 12.5% per annum; provided, however, that in no event shall such interest rate exceed the maximum rate allowable by applicable law. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above giving priority to full redemption of (y) the Series C Stock in preference to redemption of the Series A Stock and Series B Stock as set forth in subprovision (ii) above and (z) the Series B Stock in preference to redemption of the Series A Stock as set forth in subprovision (iii) above.

(v) In the event that the Corporation is unable to redeem in full the Series C Stock, Series B Stock and/or the Series A Stock under the terms set forth in subprovisions (ii), (iii) and (iv) above, then upon written notice from the holders of a majority of the outstanding shares of Preferred Stock, determined on an as converted to Common Stock basis and voting together as a single class, given to the Corporation, within thirty (30) days following such notice being given the holders of Preferred Stock shall be entitled to require the Board to form a Special Committee of directors, the members of which shall include the director elected exclusively by the holders of the Series B Stock, voting together as a separate class, and which members of the Special Committee shall be approved by the holders of a majority of the outstanding shares of Preferred Stock, voting together as a separate class; provided, that if the Special Committee is not so formed within such thirty (30) day period the full Board shall function as the Special Committee. The Special Committee shall have authority and shall be directed to seek and implement an arm’s length transaction under which the holders of Preferred Stock would have the opportunity, but not the obligation, to sell their shares of Preferred Stock by means of a process designed to maximize shareholder value for such shareholders (the “Preferred Stock Sale”). Such Preferred Stock Sale shall be lead by a Tier One or Tier Two investment bank, as recommended by the Special Committee and approved by a majority of the Board; provided, that if the Special Committee does not select such investment banking firm within thirty (30) days after its formation, the full Board shall select such investment banking firm.

(d) The Corporation shall not be required to, and shall not, make payment for the redemption of Preferred Stock if, and to the extent that, such payment would violate any provision of the DGCL; provided, however, that nothing in this subsection (d) shall be construed to limit the Corporation’s obligation to make full payment of the Applicable Redemption Price with respect to each share to be redeemed if and when funds of the Corporation legally available for the making of redemption payments are sufficient.

6. PREFERRED STOCK VOTING RIGHTS.

(a) Except as may be otherwise provided in these terms of the Preferred Stock or by law, (the Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action, and on any action to be taken by the holders of more than one series of Preferred Stock, as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible.

(b) For purposes of exercising any vote, election or consent under this Certificate of Incorporation or under applicable law, shares of Preferred Stock held by the Corporation or any of its subsidiaries shall not be deemed outstanding and shall not be counted in determining the outcome of any such vote, election or consent solicitation.

7. CONVERSION. The holders of shares of Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Subject to the terms and conditions of this Section 7, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time (except that upon any Liquidation, other than a transaction covered by Section 4(f) of this Certificate of Incorporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series C Stock, Series B Stock and Series A Stock, as applicable, provided such amounts are actually distributed in full), to convert any such shares of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Series A Stock, Series B Stock, or Series C Stock, as the case may be, to be converted by the Applicable Conversion Rate (defined below). The “Applicable Conversion Rate” shall equal:

(i) in the case of the Series A Stock, the quotient obtained by dividing (A) $0.745 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus the Series A Cumulative Dividend by (B) the conversion price of $0.745 per share, or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 7, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series A Conversion Price”):

(ii) in the case of the Series B Stock, the quotient obtained by dividing (A) $0.8194 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus the Series B Cumulative Dividend by (B) the conversion price of $0.8194 per share, or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 7, then by the conversion price as last adjusted and in effect at the date any share or shares of Series B Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series B Conversion Price”): and

(iii) in the case of the Series C Stock, the quotient obtained by dividing (A) $1.3383 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus the Series C Cumulative Dividend by (B) the conversion price of $1.3383 per share, or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 7, then by the conversion price as last adjusted and in effect at the date any share or shares of Series C Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series C Conversion Price”).

The term “Conversion Price” refers to the Series A Conversion Price as applicable to the Series A Stock, the Series B Conversion Price as applicable to the Series B Stock, and the Series C Conversion Price as applicable to the Series C Stock, each as in effect from time to time. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding any other provisions hereof, if a conversion of shares of Preferred Stock is to be made in connection with any transaction affecting the Corporation or any holder of Preferred Stock, the conversion of such shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

(b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 7(a) above and surrender of the certificate or certificates for the share or shares Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock, To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation or such later time or event as may be specified in such notice and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of any shares of Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously payable on the Common Stock issued upon such conversion except as otherwise provided herein. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 7(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 7(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board, and based upon the aggregate number of shares of Preferred Stock surrendered by any one holder.

(d) Adjustment of Conversion Price Upon Issuance of Common Stock. Until (i) March 15, 2008 with respect to the Series A Stock and Series B Stock and (ii) December 15, 2009 with respect to the Series C Stock (for each Series of Preferred Stock, respectively, the “First

Conversion Period Date”), except as provided in Sections 7(e) and 7(f), if and whenever the Corporation issues or sells, or in accordance with subsections 7(d)(1) through 7(d)(7) is deemed to have issued or sold, any shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, concurrently with such issue or sale, the Conversion Price shall be reduced 10 the price at which shares of Common Stock are issued or sold, or deemed to have been issued or sold, in accordance with this Section 7(d). Following the applicable First Conversion Date, except as provided in Sections 7(e) and 7(f), if and whenever the Corporation issues or sells, or in accordance with subsections 7(d)(1) through 7(d)(7) is deemed to have issued or sold, any shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, concurrently with such issue or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including, for this purpose, shares of Common Stock issuable upon conversion of the Series A Stock, Series B Stock and Series C Stock) multiplied by the then existing Conversion Price and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) an amount equal to the sum of (X) the total number of shares of Common Stock outstanding immediately prior to such issue or sale (including, for this purpose, shares of Common Stock issuable upon conversion of the Series A Stock, Series B Stock and Series C Stock) and (Y) the total number of shares of Common Stock issuable in such issue or sale.

For purposes of this Section 7(d), the following subsections 7(d)(1) through 7(d)(7) shall also be applicable:

(d)(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of. Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options and upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options and upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection 7(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(d)(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (i) except as otherwise provided in subsection 7(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 7(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(d)(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 7(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsection 7(d)(1) or (d)(2), or the rate at which Convertible Securities referred to in subsection 7(d)(1) or (d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution, other than this Section 7(d)), the Conversion Price in effect at the time of such event shall forthwith be readjusted (in each case by an amount equal to not less than one cent ($.01)) to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, but in no event shall the Conversion Price be increased in such fashion to an amount exceeding the initial Conversion Price set forth in Section 7(a) above.

(d)(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to Section 7(f)), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be. issuable in payment of such dividend or distribution shall be deemed to have been issued or sold for $0.0001 per share or such lesser amount as may be the then current par value unless an equivalent distribution is made on the Preferred Stock, pro rata, on an as converted basis, to holders of Preferred Stock.

(d)(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as is determined in good faith by the Board.

(d)(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 7(d).

(e) Certain Issues of Common Stock Excepted. Except as otherwise provided herein, and provided that all applicable approvals pursuant to Section 8 have been obtained, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance or sale of: (i) shares of Common Stock upon conversion of the Preferred Stock; (ii) Reserved Employee Shares (defined below); (iii) shares of Common Stock, Options or Convertible Securities issued as consideration to the sellers in connection with a bona fide acquisition by the Corporation, whether pursuant to a merger, consolidation, purchase of all or substantially all of the assets, sale or exchange of capital stock or other transaction; (iv) shares of Common Stock, Options or Convertible Securities to an equipment lessor, bank, financial institution or similar entity in a borrowing or lease financing transaction; (v) shares of Common Stock, Options or Convertible Securities in connection with a strategic transaction including a joint venture, technology licensing or research and development arrangement or pursuant to an arrangement for the development, manufacture, distribution, marketing or sale of the Corporation’s products or services; or (vi) up to an aggregate of 13,449,899 shares of Series C Stock at a aggregate purchase price not less than $1.3383 per share multiplied by the number of Series C Stock shares sold; provided, however, that such transactions or arrangements set forth in clauses (iii), (iv) and (v) immediately above shall have been entered into primarily for purposes other than equity financing purposes and shall have been approved by the Board and by the holders of a majority of the outstanding shares of Preferred Stock. For purposes of this Section 7(e), “Reserved Employee Shares” means shares of Common Stock issued or to be issued by the Corporation pursuant to the Amended and Restated Intellon Corporation 2000 Employee Incentive Plan, as further amended, or pursuant to a stock purchase, stock grant or stock option plan or arrangement for employees, directors or consultants of the Corporation, which plan or arrangement shall have been approved by the Board.

(f) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g) Reorganization or Reclassification. If at any time or from time to time on or after December 15, 2006, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Liquidation as defined in Section 4(c) or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 7), in any such event each holder of Preferred Stock shall then have the right to convert such Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7(g) with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Notice of Adjustment. Upon any adjustment of the Conversion Price (of any one or more series of Preferred Stock), then and in each such case the Corporation shall give written notice thereof, pursuant to the terms of Article Eleventh hereof, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price, as applicable, resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(i) Other Notices. In case at any time:

(i)(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(i)(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(i)(3) there shall be any reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(i)(4) there shall be a Liquidation;

then, in any one or more of said cases, the Corporation shall give, by registered or certified U.S. mail or by an internationally-recognized overnight courier, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights. Such notice in accordance with the foregoing clause shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto.

(j) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

(k) No Reissuance of Preferred Stock. Shares of Preferred Stock that are converted into shares of Common Stock as provided herein, or reacquired by the Corporation by reason of redemption, purchase or otherwise, shall not be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

(l) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

(m) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock, in any manner which interferes with the timely conversion of such Preferred Stock except as may otherwise be required to comply with applicable securities laws or this Certificate of Incorporation.

(n) Definition of Common Stock. As used in this Section 7, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, $.0001 par value, as constituted immediately following the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation as of immediately following the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 7(g).

(o) Mandatory Conversion.

(i) All outstanding shares of Series A Stock, Series B Stock and Series C Stock shall be automatically converted into shares of Common Stock at the then effective Applicable Conversion Rate upon the closing of a firm commitment underwritten public offering of shares of Common Stock in which (x) the aggregate gross proceeds from such offering to the Corporation shall be at least $30,000,000 and (y) the price per share paid by the public for such shares shall be at least $2.6766 (subject to equitable adjustment based on any stock split, dividend, recapitalization, reorganization, combination, reclassification or other similar event affecting such shares) (a “Qualified Public Offering”).

(ii) All outstanding shares of Series A Stock shall be automatically converted into shares of Common Stock, at the then effective Applicable Conversion Rate upon the written consent of the holders of at least 60% of the then outstanding shares of Series A Stock, voting as a separate class; provided, however, that the Series A Stock shall not be so automatically converted into Common Stock if any other series of capital stock having any preference over the Common Stock as to voting, liquidation, dividends, redemption or the like, would continue to be outstanding immediately following such otherwise mandatory conversion.

(iii) All outstanding shares of Series B Stock shall be automatically converted into shares of Common Stock at the then effective Applicable Conversion Rate upon the written consent of the holders of at least 60% of the Series B Stock outstanding, voting as a separate class, given to the Corporation; provided, however, that the Series B Stock shall not be so automatically converted into Common Stock if any other series of capital stock having any preference over the Common Stock as to voting, liquidation, dividends, redemption or the like, would continue to be outstanding immediately following such otherwise mandatory conversion.

(iv) All outstanding shares of Series C Stock shall be automatically converted into shares of Common Stock, at the then effective Applicable Conversion Rate upon the written consent of the holders of at least 70% of the then outstanding shares of Series C Stock, voting as a separate class; provided, however, that the Series C Stock shall not be so automatically converted into Common Stock if any other series of capital stock having any preference over the Common Stock as to voting, liquidation, dividends, redemption or the like, would continue to be outstanding immediately following such otherwise mandatory conversion.

(v) For the avoidance of doubt, in the event of an automatic conversion pursuant to this Section 7(o), holders of Preferred Stock subject to such automatic conversion shall not be entitled to receive cash payment with respect to any Series A Cumulative Dividend, Series B Cumulative Dividend or Series C Cumulative Dividend, as the case may be.

(p) No Impairment.

Without obtaining such consent of the holders of Preferred Stock as may be required under Section 8, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at alt times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

8. PROTECTIVE PROVISIONS.

(a) In addition to any other requirements of law or this Certificate of Incorporation, and except where the vote or written consent of a greater number of shares is required by law or this Certificate of Incorporation, the Corporation shall not (whether by merger, consolidation, reorganization, recapitalization, classification or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a separate class:

(i) Authorize, reclassify, or designate shares of any class or series of capital stock or any other equity security that ranks senior in any way to any of the Series A Stock, Series B Stock or Series C Stock;

(ii) Authorize, reclassify, or designate any shares of any class or series of capital stock or any other security, that ranks on parity with, any of the Series A Stock, the Series B Stock or the Series C Stock, or authorize, reclassify, or designate shares of any class or series of capital stock or any other security, that is subordinate to any of the Series A Stock, Series B Stock, or Series C Stock;

(iii) sell, assign, license (other than a non-exclusive license entered into in the ordinary course of business), convey, dispose of, pledge or grant a security interest in or upon or otherwise transfer any material Intellectual Property Rights (defined below) of the Corporation or of any subsidiary of the Corporation (whether to secure any indebtedness of the Corporation or otherwise);

(iv) declare or pay any dividends on the Common Stock or Preferred Stock or any other capital stock or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock or Preferred Stock or any other capital stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (B) the redemption of any share or shares of Preferred Stock in accordance with Section 5, or (C) any payment of or with respect to accrued or declared but unpaid dividends in accordance with terms of Sections 3, 4, 5 or 7 of this Article FOURTH;

(v) increase or decrease the authorized number of shares of Common Stock, Series A Stock, Series B Stock, or Series C Stock;

(vi) sell, assign, license, convey or otherwise transfer or dispose of all or substantially all of its assets or merge or consolidate the Corporation into or with any other entity or entities, in connection with a transaction deemed to be a Liquidation under Section 4(c) of this Certificate of Incorporation;

(vii) authorize or initiate any voluntary liquidation, dissolution or winding up of the Corporation or other Liquidation of the Corporation;

(viii) materially change the fundamental line of business or enter into a new line of business not currently conducted by the Corporation as of the date of this Certificate of Incorporation;

(ix) take any action that constitutes a change to the number of directors authorized pursuant to Article FIFTH, Section 1 of this Certificate of Incorporation;

(x) take any action to amend, alter, restate or make any other change to any provision of this Certificate of Incorporation or the By-laws of the Corporation in a manner which adversely alters or changes the rights, preferences or privileges of the Series A Stock and/or the Series B Stock and/or the Series C Stock;

(xi) create, incur, assume, become liable for (whether by pledge, guarantee or otherwise) or permit any subsidiary to create, assume or become liable for, or permit to exist any consolidated indebtedness of the Corporation or any subsidiary in excess of an aggregate of $1,000,000 (excluding any bank revolving facility for inventory purposes); or

(xii) authorize the acquisition of any other corporation or other entity.

(b) Notwithstanding the provisions of Section 8(a), the Corporation shall not (whether by merger, consolidation, reorganization, recapitalization, reclassification or otherwise (but excluding any such event that is also a Liquidation), without first obtaining the affirmative vote or written consent of the holders of at least seventy (70%) percent of outstanding Series C Stock, voting as a separate class:

(i) increase or decrease the authorized number of shares of Series C Stock;

(ii) take any action to amend, alter, restate or make any other change to any provision of this Certificate of Incorporation or the By-laws of the Corporation in a manner which adversely alters or changes the rights, preferences or privileges of the Series C Stock;

(iii) authorize, create, or reclassify, and then issue any equity security (including any security that is convertible into or exercisable or exchangeable for an equity security) of the Corporation that ranks, in any way, senior to or on parity with the Series C Stock, other than (A) the authorization, creation, or reclassification, and then issuance of a security that is sold on an arm’s-length basis to a person or entity that is not a stockholder of the Corporation or an affiliate of any such stockholder at the time of such issuance, or (B) in connection with such an issuance, (x) the issuance by the Corporation of securities to stockholders of the Corporation in accordance with any contractual rights of first offer or preemptive rights granted to such stockholders pursuant to the terms of that certain Second Amended and Restated Investors’ Rights Agreement by and among the Corporation and the stockholders that are signatories thereto, dated as of December 15, 2006, as it may be amended (the “Investors’ Agreement”), or (y) the issuance by the Corporation of securities in a transaction on terms that are in substitution for such rights of first offer or preemptive rights in the event that such rights of first offer or preemptive rights are waived or modified in accordance with the terms of the Investors’ Agreement; provided that the amount of securities allocated to then existing stockholders of the Corporation in connection with any such waiver or modification is allocated on a pro rata basis among the holders of outstanding stock of all classes of Preferred Stock in accordance with the terms of such rights of first offer or preemptive rights as stated in the Investors’ Agreement); or

(iv) declare or pay a dividend, or make any distribution on account of Common Stock or Preferred Stock, or redeem or repurchase any Preferred Stock or Common Stock (a “Payment Transaction”), prior to such time that all holders of Series C Stock outstanding immediately prior to such Payment Transaction have received per share of Series C Stock payment in full of the Series C Liquidation Preference Payment, other than (A) redemptions of Preferred Stock effected in accordance with the terms of this Certificate of Incorporation, (B) repurchases of

Common Stock by the Corporation pursuant to employment agreements, consulting agreements, and agreements entered into in connection with awards under the Corporation’s employee benefit plans, and (C) repurchases of Preferred Stock or Common Stock, other than those referred to in subprovision (B) above, the aggregate dollar amount of which do not exceed $1,000,000.

(c) Notwithstanding the provisions of Section 8(a), the Corporation shall not (whether by merger, consolidation, reorganization, recapitalization, reclassification or otherwise (but excluding any such event that is also a Liquidation other than for purposes of Section 8(c)(iv) below)), without first obtaining the affirmative vote or written consent of the holders of at least 60% of the Series B Stock, voting as a separate class:

(i) authorize or designate shares of any additional class or series of capital stock or any other equity security that ranks senior in any way, or on parity with, the Series B Stock;

(ii) take any action to amend, alter, restate or make any other change to any provision of this Certificate of Incorporation or the By-laws of the Corporation which adversely alters, affects or changes the rights, preferences, or privileges of the Series B Stock;

(iii) sell, assign, license, convey or otherwise transfer or dispose of all or substantially all of its assets or merge or consolidate the Corporation into or with any other entity or entities; or

(iv) authorize or initiate any voluntary liquidation, dissolution or winding up of the Corporation or other Liquidation of the Corporation;

provided, however, that the vote or consent of the Series B Stock otherwise required by this Section 8(c) shall not be required if, in connection with any event referred to in Section 8(c)(iii) or (iv), the holders of Series B Stock are entitled to receive, and do receive upon the closing of any such identified event and as a distribution from the proceeds thereof or otherwise, the full amount of the Series B Liquidation Preference Payment.

(d) Notwithstanding the provisions of Section 8(a), (b), or (c), the Corporation shall not (whether by merger, consolidation, reorganization, recapitalization, reclassification or otherwise (but excluding any such event that is also a Liquidation other than for purposes of Section 8(d)(iv) below)), without first obtaining the affirmative vote or written consent of the holders of at least 50% of the Series A Stock outstanding, voting as a separate class:

(i) authorize or designate shares of any additional class or series of capital stock or any other equity security that ranks senior in any way, or on parity with, the Series A Stock;

(ii) take any action to amend, alter, restate or make any other change to any provision of this Certificate of Incorporation or the By-laws of the Corporation which adversely alters, affects or changes the rights, preferences or privileges of the Series A Stock;

(iii) sell, assign, license, convey or otherwise transfer or dispose of all or substantially all of its assets or merge or consolidate the Corporation into or with any other entity or entities; or

(iv) authorize or initiate any voluntary liquidation, dissolution or winding up of the Corporation or other Liquidation of the Corporation;

provided, however, that the vote or consent of the Series A Stock otherwise required by this Section 8(d) shall not be required if, in connection with any event referred to in Section 8(d)(iii) or (iv), the holders of Series A Stock are entitled to receive, and do receive upon the closing of any such identified event and as a distribution from the proceeds thereof or otherwise, the full amount of the Series A Liquidation Preference Payment.

(e) For purposes of this Section 8, the term “Intellectual Property Rights” means all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result) and all associated data and compilations of data, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

9. CORPORATE OPPORTUNITIES DOCTRINE.

In the event that a director of the Corporation who is also a partner, member or employee of a holder of Preferred Stock acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and such holder of Preferred Stock, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates, if such director acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner, member or employee of a holder of Preferred Stock shall belong to such holder of Preferred Stock, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

10. DEFINITION. For all purposes of this Certificate of Incorporation, the following term shall have the following meaning (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means any person who, directly or indirectly, controls, manages, is controlled by, is managed by or is under common control or management with any other person; provided, that persons shall not be deemed Affiliates based solely upon those persons having made investments in the same entity.

COMMON STOCK

11. IN GENERAL. Notwithstanding anything herein to the contrary, all preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to those that may be fixed with respect to any shares of Preferred Stock.

12. COMMON STOCK VOTING RIGHTS.

(a) Except as otherwise provided by law or this Certificate of Incorporation each holder of the Common Stock is entitled to one vote for each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted for a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the holders of shares of Common Stock shall vote together with the holders of shares of Preferred Stock as a single class with respect to any proposed amendment hereto that would increase the number of shares of authorized Common Stock with each such share being entitled to such number of votes per share as is provided in this Article FOURTH, and the holders of shares of Common Stock shall not be entitled to a separate class vote with respect thereto.

(b) For purposes of exercising any vote, election or consent hereunder or under applicable law, shares of Common Stock held by the Corporation or any of its subsidiaries shall not be deemed outstanding and shall not be counted in determining the outcome of any such vote, election or consent solicitation.

13. LIQUIDATION. In the event of any Liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders pursuant to the terms of Article Fourth, Section 4 above.

ARTICLE FIFTH

DIRECTORS

1. NUMBER OF DIRECTORS.

The Board initially shall consist of seven (7) directors, subject to the number of directors of the Board being increased to not more than nine (9) directors by the affirmative vote of a majority of the members of the Board (which up to two (2) additional directors shall be identified as the “Independent Directors”).

2. COMPOSITION OF THE BOARD.

(a) Until the earlier of (i) such time as no shares of Preferred Stock are outstanding or (ii) the consummation of a Qualified Public Offering, at which time the provisions of this Section 2(a) shall terminate: (1) the holders of the Series A Stock, voting together as a separate class, shall be entitled to elect four (4) directors of the Corporation; (2) the holders of the Series B Stock, voting together as a separate class, shall be entitled to elect one (1) director of the Corporation; (3) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation; and (4) the holders of the Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the Independent Directors in the event that the Board is increased to up to nine (9) members in accordance with Section 1.

(b) At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of a majority, by voting power, of the outstanding shares of the Preferred Stock shall constitute a quorum of the Preferred Stock for the election of directors to be elected solely by the holders of the Preferred Stock, (ii) the presence in person or by proxy of the holders of a majority, by voting power, of the outstanding shares of the Series A Stock, or of the Series B Stock, respectively, shall constitute a quorum of the Series A Stock or the Series B Stock for the election of directors to be elected solely by the holders of the Series A Stock or the Series B Stock, as applicable, (iii) the presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock shall constitute a quorum of the Common Stock for the election of directors to be elected solely by the holders of the Common Stock and (iv) the presence in person or by proxy of (A) the holders of a majority, by voting power, of the outstanding shares of the Preferred Stock and (B) the holders of a majority of the outstanding shares of Common Stock, in combination, shall constitute a quorum of the Common Stock and the Preferred Stock for the election of directors elected by the holders of the Preferred Stock and the Common Stock, voting together as a single class. Any director elected by the holders of the Preferred Stock, voting together as a single class, may only be removed from office with the vote or written consent of holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, and any director elected by the holders of the Preferred Stock may be removed from office at any time, with or without cause. A vacancy in any directorship elected by the holders of the Preferred Stock, voting together as a single class, by the holders of the Common Stock, voting as a single class, or by the holders of the Preferred Stock and the Common Stock, voting as a single class, shall be filled only by vote or written consent of such electing holders. Each director shall serve for a term extending from the date of his or her election and qualification until the time of the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

ARTICLE SIXTH

The Corporation is to have perpetual existence.

ARTICLE SEVENTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide,

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE EIGHTH

The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 374 of Title 8 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE NINTH

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

ARTICLE TENTH

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE ELEVENTH

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed given to the recipient thereof: if delivered personally; sent by facsimile transmission (with confirmation back of receipt); one (1) day after delivery to a nationally recognized overnight courier for next day priority service; or five (5) days after deposit with the United States Postal Service for delivery by registered or certified mail postage prepaid; provided that such notice or other communications is addressed: if to the Corporation, to the last address provided by the Corporation in communications addressed to the person giving the notice or other communication; and if to any other person, to the last address provided by such person to the Corporation for purposes of the Corporation’s books and records, stock ledger, or otherwise.

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